Exhibit 99.1

Hydril Announces First Quarter 2007 Earnings
HOUSTON (April 24, 2007) — / Business Wire / — Hydril (Nasdaq: HYDL) reported earnings for the first quarter ended March 31, 2007 of $1.09 per diluted share, up 2% sequentially from $1.07 reported in the fourth quarter of 2006, and up 16% from $0.94 reported for the first quarter of 2006. The first quarter 2007 results include $0.06 per diluted share of after-tax merger related expense.
On a sequential basis, first quarter revenue of $135 million was up 4%, while operating income of $35.2 million was down slightly, and net income of $23.3 million was down 3%. Net income, excluding after-tax merger related expenses of $1.4 million, was $24.7 million and up 3% from the fourth quarter 2006. Compared to the first quarter of 2006, revenue and operating income increased 18% and 7%, respectively, and net income increased 3%.
Chris Seaver, Chairman, President and CEO, commented, “The outlook remains strong for both of our segments, with international premium connection demand continuing to grow and increasing demand for deepwater pressure control equipment which we expect to mature into purchase orders over the coming months. We remain focused on our commitment to meeting the increasing demands of our customers.”
Merger Update
On February 12, 2007, Hydril announced an agreement and plan of merger with Tenaris S.A. (NYSE:TS). On March 8, the United States Department of Justice granted early termination of the antitrust notification waiting period. The stockholder meeting to vote on the merger is scheduled for May 2, 2007.
Premium Connection Segment
Sequentially, first quarter revenue for Hydril’s premium connection segment was down slightly, while operating income increased 3% to $25.9 million due to a favorable product mix. As a result, operating margin improved to 37% from 36% in the prior quarter.
Pressure Control Segment
Sequentially, first quarter revenue for the pressure control segment increased 10% to $65 million and operating income increased 7% to $17.2 million. Capital equipment revenue increased 23% to $43.4 million due to progress made on offshore blowout prevention system projects and aftermarket revenue decreased 9% to $21.9 million. Operating margin for the first quarter was 26%, down from 27% for the fourth quarter 2006 due to product mix.

The capital equipment backlog was $489 million at March 31, 2007, down slightly from $508 million at December 31, 2006, and up from $233 million at March 31, 2006. Deliveries for this backlog are scheduled into the second half of 2009.
Share Repurchase Program
During the first quarter the company repurchased approximately 512,000 shares of stock for $42 million and, since the beginning of the share repurchase program in June 2006, the company has repurchased 3.1 million shares of stock for $215 million.
Market Indicators
As more fully described on our website at www.hydril.com in the “Investor Info” tab under “Market Indicators”, our principal indicators are: (1) the U.S. rig count for rigs drilling at targets deeper than 15,000 feet, (2) Gulf of Mexico rigs under contract, (3) the international rig count, (4) worldwide offshore rigs under contract, and (5) the total U.S. land rig count.
Hydril, headquartered in Houston, Texas, is engaged worldwide in designing, manufacturing and marketing premium connection and pressure control products used for oil and gas drilling and production.
Forward-Looking Statements
This press release contains forward-looking statements concerning expected future results. These statements relate to future events and the company’s future financial performance, including the company’s business strategy and product development plans, and involve known and unknown risks, uncertainties and assumptions. These risks, uncertainties and assumptions, many of which are more fully described in Hydril Company’s Annual Report on Form 10-K for the year-ended December 31, 2006 filed with the Securities and Exchange Commission include but are not limited to the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Hydril’s products, the risks associated with fixed-price contracts, the loss of distribution or change to distribution methods or inventory practices for premium connections in the U.S. and Canada, competition from steel mills, limitations on the availability of pipe for threading, the impact of imports of tubular goods and of international and domestic trade laws, factors that could cause our results to vary significantly from quarter to quarter, the consolidation of end-users, intense competition in our industry, the risks associated with international operations, the ability to attract and retain skilled labor, and Hydril’s ability to successfully develop new technologies and products and maintain and increase its market share. These factors may cause Hydril’s or the industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.
Contact:
Sue Nutt, Manager, Investor Relations &
Corporate Communications
Hydril
(281) 985-3532

HYDRIL COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	(unaudited)
	March 31,	December 31,	March 31,
	2007	2006	2006
Revenue
Premium Connection	$69,688	$70,226	$73,549
Pressure Control
Capital Equipment	43,402	35,201	19,722
Aftermarket	21,927	24,135	20,789

Subtotal Pressure Control	65,329	59,336	40,511

Total Revenue	135,017	129,562	114,060

Total Gross Profit	58,704	53,094	49,879
Gross Margin	43%	41%	44%

Selling, General, and Admin. Expenses	23,458	17,728	17,028

Operating Income (Loss)
Premium Connection	25,897	25,252	27,526
Pressure Control	17,240	16,098	10,373
Corporate	(7,891)	(5,984)	(5,048)

Total Operating Income	35,246	35,366	32,851
Operating Margin	26%	27%	29%

Income (loss) from Unconsolidated Entities	(39)	176	(45)

Interest Income	1,290	2,184	1,470
Other Income/(Expense)	213	9	(99)

Income Before Income Taxes	36,710	37,735	34,177
Provision for Income Taxes	13,395	13,793	11,508

Net Income	$23,315	$23,942	$22,669

Net Income Per Share:
Basic	$1.11	$1.08	$0.96
Diluted	$1.09	$1.07	$0.94

Weighted Average Shares Outstanding:
Basic	21,069	22,081	23,697
Diluted	21,426	22,406	24,121

Depreciation
Premium Connection	$2,498	$2,437	$2,257
Pressure Control	978	935	810
Corporate	403	414	506

Total Depreciation	3,879	3,786	3,573

Capital Expenditures	5,255	10,042	5,005

Pressure Control Backlog
Capital Equipment	$488,515	$508,418	$232,614

HYDRIL COMPANY
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	March 31,	December 31,
	2007	2006
	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$121,063	$105,473
Investments	4,674	8,209
Total receivables	110,544	128,295
Total inventories	124,757	96,786
Deferred tax asset	9,833	9,715
Other current assets	5,964	22,559

Total current assets	376,835	371,037

LONG-TERM ASSETS:
Property, net	124,840	123,235
Other long-term assets	18,396	15,759

Total long-term assets	143,236	138,994

TOTAL	$520,071	$510,031

CURRENT LIABILITIES:
Accounts payable	$55,488	$40,695
Accrued liabilities and other current liabilities	154,358	146,860

Total current liabilities	209,846	187,555

LONG-TERM LIABILITIES:
Deferred tax liability and other tax obligations	16,651	15,797
Post retirement, pension benefits and other	17,476	16,071

Total long-term liabilities	34,127	31,868

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	276,098	290,608

TOTAL	$520,071	$510,031